Exhibit 19.1
SELECTQUOTE, INC.
INSIDER TRADING AND INFORMATION POLICY
(Effective as of May 26, 2020)

Federal and state securities laws prohibit any person who is aware of material nonpublic information about a company from trading in securities of that company. These laws also prohibit a person from disclosing material nonpublic information to other persons who may trade on the basis of that information.
We have adopted this Insider Trading and Information Policy to promote compliance with these laws and to protect you and our Company from the serious liabilities and penalties that can result from violations of these laws. This policy is not intended simply as a restatement of legal principles or regulatory rules and, in certain areas, SelectQuote, Inc. and its subsidiaries (collectively, the “Company,” “we,” or “us”) have for business and/or regulatory reasons adopted policies and procedures that may impose requirements beyond those mandated by applicable laws or regulations.
This policy is for the sole and exclusive benefit of the Company and does not constitute or otherwise create any employment or other legal right, privilege, assurance, or contract of any kind or nature in favor of any Company personnel. Nor may this policy be used or relied upon in any way by any other party. Conduct in violation of this Policy is outside the scope of the job responsibilities and authority of any director, officer or employee and will subject the director, officer or employee to disciplinary action, as described more fully below.
It is your responsibility to comply with the securities laws and this Policy. If you have a question about this Policy or whether it applies to a particular transaction, please contact our General Counsel for additional guidance.
Persons subject to this Policy
This policy covers every director, officer and employee (including persons employed on a temporary or contract basis or through a staffing agency) of SelectQuote, Inc. and its subsidiaries, as well as their parents, spouses and minor children and other persons living in their households and investment partnerships and other entities (such as trusts and corporations) over which such directors, officers or employees have or share voting or investment control.
Core trading and disclosure restrictions
•If you are aware of material nonpublic information regarding us, you must not trade or advise anyone else to trade in our securities until such information has been publicly disclosed.
•Designated Persons (as defined below) are subject to additional trading restrictions, including blackout periods and pre-clearance requirements, as more fully described below.

•If you have material nonpublic information regarding any other company that you obtained from your employment or relationship with us, you must not trade or advise anyone else to trade in the securities of that other company unless and until such information has been publicly disclosed.
•Do not share material nonpublic information with people in our Company whose jobs do not require them to have the information.
•Do not disclose any nonpublic information, material or otherwise, concerning the Company to anyone outside the Company unless such disclosure is required as part of your duties and the person receiving the information has a reason to know the information for Company business purposes.
General Counsel
The General Counsel has the following duties:
•Administering and interpreting this Insider Trading and Information Policy and monitoring and enforcing compliance with all Policy provisions and procedures;
•Responding to questions from Company personnel concerning the Insider Trading and Information Policy or applicable securities laws generally;
•Implementing any additional trading restrictions or prohibitions imposed pursuant to this Insider Trading and Information Policy;
•Circulating this Insider Trading and Information Policy to all Company personnel, including Section 16 Individuals (as defined below), on an annual or other periodic basis as determined by the Company and providing the Insider Trading and Information policy to all new officers, directors and other Company personnel;
•Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including, without limitation, Sections 10(b), 20A and 21A of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Securities Act of 1933, as amended, and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities;
•Revising the Insider Trading and Information Policy as necessary to reflect changes in federal or state insider trading laws and regulations;
•Reviewing requests for pre-clearance of all transactions involving the Company’s securities by Designated Persons (as defined below) or as otherwise required pursuant to this Insider Trading and Information Policy;
•Designating and announcing special trading blackout periods during which no Designated Persons may trade in Company securities;

•Assisting in the preparation and filing of Section 16 reports for all Section 16 Individuals (as defined below);
•Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (the “SEC”) by Section 16 Individuals under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•Mailing periodic reminders to all Section 16 Individuals regarding their obligations to report transactions in the Company’s securities;
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to trading in Company securities;
•Determining from time to time if persons should be added or deleted from the Company’s list of Designated Persons;
•Coordinating compliance activities with respect to Rule 144 requirements; and
•Pre-clearing any trade request with the Company’s external legal advisors, as necessary.
In carrying out the above duties and other duties, the General Counsel may consult with the Company’s outside counsel.
In the event that the General Counsel is unable or unavailable to perform such duties, such duties may be performed by such other persons designated by the General Counsel or the Chief Executive Officer.
I.    DEFINITIONS
A.    “Trading.” Trading includes all purchases, sales, pledges and other transfers of any kind of any type of securities, including shares of common and preferred stock, bonds, debentures, options, warrants, convertible securities, puts, calls, stock appreciation rights or similar rights with exercise or conversion privileges or settlement payments or mechanisms at prices related to any class or series of capital stock of the Company, whether or not such instruments or rights shall be subject to settlement in the underlying class or series of stock of the Company or otherwise, in the open market or otherwise.
Certain transactions under Company benefit plans are not prohibited by this Policy. These transactions are discussed in this Policy under the heading “Exceptions for Certain Transactions Under Company Benefit Plans.” In addition, trading in Company securities is not prohibited by this Policy if the trades are conducted pursuant to a pre-arranged trading plan that meets certain conditions. These types of plans are discussed in this Policy under the heading “Exceptions For Trades Pursuant to Pre-arranged Trading Plans.”
B.    “Material” Information. There is no bright-line test as to what constitutes “material” information. Information is generally considered material if a reasonable stockholder or investor would consider it important in making a decision to buy, sell or hold our securities. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. Material information concerning the Company (including information relating to its subsidiaries or affiliates) may include, but is not limited to, the following:
•financial condition, results of operations or cash flows;
•projections or forecasts of future earnings or losses;
•proposed mergers, acquisitions, divestitures, tender offers or joint ventures;
•proposed purchases or sales of significant assets or subsidiaries;
•new products or developments regarding customers or business partners;
•public or private securities or debt offerings;
•changes in auditors or auditor notification that the Company may no longer rely on an auditor’s report;
•changes in directors, officers and/or senior management;
•events regarding the Company’s stock or other securities, such as calls of its securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, and public and private sales of additional securities;
•litigation, communications with, or events or changes regarding the Company’s relationship, with its regulators (including the SEC);
•changes in the Company’s credit ratings;
•bankruptcies or receiverships involving the Company; and
•the fact of the Board of Directors or senior management considering any of the foregoing.
A good rule of thumb to follow is that if you are considering purchasing or selling securities of the Company (or some other company) because of some piece of information concerning a potential or pending, but unannounced event or development, it is likely to be “material.”
C.    “Nonpublic” Information. Nonpublic information is information that is not generally available to the investing public. If you are aware of material nonpublic information about the Company or any other company, you may not trade until the information has been widely disclosed to the public and the market has had sufficient time to absorb the information. Examples of the type of general disclosure or dissemination necessary for information to be considered “public” include disclosure or dissemination in (i) the Dow Jones broad tape, (ii) news wire services, (iii) radio, television or the print media, or (iv) public disclosure documents filed with the SEC (such as an annual or quarterly report, a disseminated prospectus or proxy statement or special report). Information should be considered to be nonpublic if it is only available to a select group – for example, a small group of analysts, brokers or institutional investors.
You may not attempt to “beat the market” by trading simultaneously with or immediately following public disclosure. For purposes of this Policy, information will generally be considered public forty-eight hours following public release of the information (which forty-eight- hour period must include one full trading day (i.e., a day on which the New York Stock Exchange (“NYSE”) is open for trading). For example, if an announcement is made on a Monday at 9:00 a.m., Wednesday after 9:00 a.m. generally would be the first time at which you could trade, and if an announcement is made on a Friday at 4:30 p.m., Tuesday at 9:00 a.m. generally would be the first time at which you could trade.
You should keep in mind that information that is widely known within the Company may still be nonpublic if it has not been generally released to the investing public. You should also keep in mind that, even after a public disclosure, some related matters may remain nonpublic and thus still constitute material nonpublic (inside) information.
II.    GENERAL TRADING RESTRICTIONS
All Company personnel should be aware that the enforcement of the insider trading laws is not limited to senior management or other persons who might be considered “high up” in a company’s organization. In past cases, governmental authorities have sought to impose sanctions against employees at all levels of a company who violate the insider trading laws, including assistants, messengers and all levels of junior staff. The SEC, the securities exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading and have substantially enhanced their enforcement efforts in recent years.
All Company personnel should also be aware that the Company may provide information on employee securities trading and other matters relating to this Insider Trading and Information Policy to governmental and/or regulatory authorities, that the Company will comply with any court orders and that the Company may cooperate with investigations by governmental or regulatory authorities into employee securities trading and other related matters.
A.    No Trading While in Possession of Material Nonpublic Information. You may not trade any securities of the Company when you are in possession of material nonpublic information. If you have knowledge of material information about the Company and such information is not generally known by the public, then you must not trade Company securities (including debt, equity and derivative securities) until such information becomes public. If you are unsure whether the information you have is material or nonpublic, you should not trade any securities of the Company until you have spoken with the General Counsel. You may not make information public so that you can purchase or sell securities of the Company. Nonpublic information may only be disclosed in accordance with applicable policies and procedures of the Company by authorized persons executing their professional responsibilities on behalf of the Company.
Unlike certain other trading rules under the securities laws, there are no “safe harbor” periods during which persons in possession of material nonpublic information may trade in a company’s securities free from the prohibitions of the insider trading laws (or the Company’s securities trading policies). Nor are transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) exempted from the insider trading laws or this Policy. The insider trading laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Designated Persons (as defined below) are subject to additional trading restrictions. See Section IV. From time to time, certain Company personnel who are not Designated Persons may be required to have trades pre-cleared by the General Counsel, as discussed in Section IV.D below. Such personnel will be advised of such restrictions in writing.
B.    Transactions By “Related Parties.” When you are prohibited from trading securities of the Company because you possess material nonpublic information or there is a blackout period applicable to you (discussed below), you may not have any other person purchase or sell securities on your behalf or disclose the information to any such person. Any purchases or sales made by another person on your behalf will be attributed to you. For example, trades in Company shares held in street name in your account or for your benefit at a brokerage firm are prohibited if you otherwise are prohibited from purchasing or selling Company securities.
Restrictions on insider trading apply to your parents, spouse, minor children and other persons living in your household, as well as to you. You are responsible for the compliance of the members of your immediate family and personal household. You are also responsible for compliance with this Policy by any trust or estate in which you or any member of your immediate family or personal household is a settlor, beneficiary, trustee, executor or the like; any partnership in which you or any member of your immediate family or personal household is a general partner; any corporation in which you or any member of your immediate family or personal household either singly or together own a controlling interest; and any trust, corporation, charitable organization, or other firm, entity, or group where you or any member of your immediate family or personal household has or shares with others the power to decide whether to buy or sell Company securities (these persons and entities, together with your parents, spouse, minor children and other persons living in your household, are referred to as “Related Parties”). Transactions that may be necessary or justifiable for independent reasons are no exception to the policy.
C.    Prohibition Against “Tipping.” In addition, if you disclose material nonpublic information about the Company to another person and that person trades in Company securities, both you and the other person will be liable. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not you personally derive any benefit from another’s actions. It is the responsibility of some employees of the Company to make announcements of material nonpublic information concerning the Company. The prohibition against “tipping” does not apply to authorized disclosures made by persons who have been explicitly authorized by Company management to make disclosures of material nonpublic information about the Company.
D.    Prohibition Against Trading on Material Nonpublic Information of Other Companies. If you have material nonpublic information regarding any other company that you obtained from your employment or relationship with us, you must not trade or advise anyone else to trade in the securities of that other company until such information has been publicly disclosed.
E.    Additional Trading Restrictions. From time to time, the Company may also restrict or prohibit you from trading because of developments known to the Company and not yet generally disclosed to the public. All persons subject to such restrictions or prohibitions may not disclose to others the fact that such restrictions or prohibitions have been imposed and should not speculate as to the reasons for them. Any such additional restrictions or prohibitions shall be considered a part of this Policy.
F.    Speculative Transactions. To avoid even the appearance of impropriety, you are expected to approach any transactions in the Company’s securities as long-term investments and not for purposes of short-term or speculative profits. Accordingly transactions of a speculative nature in Company securities are prohibited. Examples of prohibited speculative transactions include:
•short-term, “in-and-out” trading (as a general matter, securities purchased and held less than six months are considered short-term positions);
•“short sales” (that is, sales of shares that are not owned);
•“sales against the box” (that is, sales of borrowed shares against shares already owned, but not delivered against the sale);
•transactions on margin;
•transactions based on rumors or speculation of extraordinary corporate transactions or other significant developments that might involve the Company (as described above, such transactions may be viewed as involving the misuse of material nonpublic information); and
•transactions in publicly traded put, call or other options on (or other derivative securities involving) the Company’s securities.
Designated Persons (as defined below) should also refer to the Section “No Trading in Puts or Calls or Engaging in Short Sales” below.
G.    Post-Termination Transactions. The prohibitions on trading continue to apply to transactions in our securities even after you have terminated your employment or term on the Board of Directors. If you are in possession of material nonpublic information at the time of such termination, you may not trade in Company securities until that information has become public or is no longer material.
H.    Exceptions for Certain Transactions Under Company Benefit Plans. Certain transactions in Company securities under Company benefit plans are not prohibited by this Policy. This policy does not apply to your exercise of a stock option. It also does not apply to your election to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to sales of shares received upon exercise of an option, including any broker-assisted cashless exercise of an option.

I.    Exception for Trades Pursuant to Pre-arranged Trading Plans. The trading restrictions in this Policy do not apply to trading in Company securities if the trades occur pursuant to a pre-arranged trading plan that has been pre-cleared by our General Counsel. Rule 10b5-1(c) promulgated under the Exchange Act provides a defense from insider trading liability for trades that occur pursuant to a pre-arranged trading plan that meets certain specified conditions. You must pre-clear any such trading plan with our General Counsel, and you must enter into the trading plan at a time when you are not aware of any material nonpublic information. As a condition to the approval of any such plan, the General Counsel may require the inclusion in the plan of any provisions deemed necessary or advisable to comply with the law and Company policy. Any changes to a trading plan must also be approved by the General Counsel before any further transactions can be effected pursuant to the plan. Clearance of a preapproved trading plan by the General Counsel shall not be construed as a legal opinion or advice that the trading plan meets the requirements of Rule 10b5-1(c). You remain solely responsible for compliance with all securities laws and regulations.
J.    Other Exceptions. There may be circumstances in which application of this Policy to Related Parties may cause severe hardship – for example, if an employee’s spouse is a stockbroker. In such cases, the Company may consider the appropriateness of granting a limited exception, which itself may include specific conditions, in order to alleviate the hardship while still meeting the Company’s compliance objectives. Company personnel should promptly report any such situation to the General Counsel. In reporting the situation, personnel must truthfully disclose all relevant facts and circumstances.
Decisions as to whether an exception will be granted, and, if so, the conditions that may be required for grant of the exception, rest with the sole discretion of the Company and will depend on the Company’s assessment of all of the relevant facts and circumstances of a particular situation. The Company expects that such exceptions will be rare and not become the rule. Any such exception granted is limited to the particular facts and circumstances disclosed. Company directors, officers and employees have a duty to report promptly any changes in the facts and/or circumstances of any situation which is the subject of an exception so as to permit the Company to reassess the matter on a timely basis.
III.    UNAUTHORIZED DISCLOSURE OF INFORMATION
A.    Disclosure to Outside Persons. You are prohibited from disclosing to anyone any nonpublic information obtained at or through the Company (“Confidential Information”), except when such disclosure is part of your regular duties and is needed to enable the Company to carry out its business properly and effectively.
Confidential Information may take many forms and includes nonpublic information concerning financial performance, operating results, business and marketing plans and strategies, management organization or changes, extraordinary corporate transactions, significant litigation or regulatory matters, and other matters relating to the conduct of the Company’s business and other activities. Confidential Information may also originate from or otherwise relate to another company with which the Company has a relationship, such as the Company’s business partners, customers and others. The fact that a blackout period (as discussed in Section IV.C) has been designated is confidential.

In the event you receive an inquiry from someone outside of the Company for information, you should refer the inquiry to the General Counsel. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to that information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.
B.    Disclosure to Inside Persons. You should not share Confidential Information, whether about the Company or about another company, with people in the Company whose jobs do not require them to have such information.
C.    Protecting Company Information. The following procedures are appropriate in protecting the confidentiality of Company information: (i) avoid discussions of confidential matters in places where they might be overheard or otherwise disseminated; (ii) mark sensitive documents “confidential” and use sealed envelopes marked “confidential”; (iii) secure confidential documents and restrict the copying of sensitive documents; (iv) provide instructions to receptionists regarding outside inquiries; (v) use code names for sensitive projects; (vi) use passwords to restrict computer access; and (vii) do not use any Internet message boards or similar medium available to the public to post any unauthorized messages regarding the Company or our business, financial condition, employees, clients or other matters related to us.
IV.    ADDITIONAL TRADING RESTRICTIONS FOR DESIGNATED PERSONS
Designated Persons are subject to the additional trading restrictions set forth in this Section IV. Designated Persons shall certify compliance with the policy in the form attached below.
A.    Definition of “Designated Persons.” Designated Persons are defined as the following:
•all directors of the Company;
•all officers of the Company who have been designated by our Board of Directors as “executive officers” for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act (who, together with the directors, are referred to herein as “Section 16 Individuals”);
•any additional persons that the Company may from time to time designate as a Designated Person because of their position with the Company and access to material nonpublic information; and
•Related Parties of any of the above.
B.    No Trading Outside a Trading Window. The period leading up to the end of each quarter and continuing until public disclosure and dissemination of the financial results for the quarter is a particularly sensitive period for transactions in the Company’s securities from the perspective of compliance with applicable securities laws and Company policy. This sensitivity is due to the fact that officers, directors and certain other employees may, during that period, have access to material nonpublic information relating to the expected financial results for the quarter. Governmental authorities may view trading in the Company’s securities during such times as suspect, particularly if the person trading had potential access to quarterly (or year-end) financial data.
As a result, after obtaining approval from the General Counsel in accordance with the procedures below, Designated Persons may trade in Company securities only during a trading window period (a “Trading Window”). For purposes of this Policy, the first day of a Trading Window will be the third Trading Day (as defined below) following the public disclosure of quarterly or annual earnings. The Trading Window will continue for until the close of business on the date that is 14 days before the last day of the current fiscal quarter. The term “Trading Day” shall mean a day on which the NYSE is open for trading.
It is very important to remember that trading in the Company’s securities or derivative securities during the Trading Window is not a “safe harbor” and may still violate the insider trading laws and Company policy. If you are in possession of material nonpublic information, you may not trade in Company securities even during applicable Trading Windows.
Any Trading Window may be shortened or ended whenever, in the judgment of the General Counsel or Chief Financial Officer, it is determined that there is a significant risk to the Company or the Designated Persons if trading were to continue for the balance of the Trading Window.
C.    No Trading During a Blackout Period. Designated Persons may not trade in Company securities during any special blackout periods of which the General Counsel has notified them. The General Counsel may designate a special blackout period with the prior consent of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside party that a special blackout period has been designated.
D.    No Trading Without Prior Approval. During a Trading Window, Designated Persons may trade in Company securities only after notifying and obtaining the approval of the General Counsel. If you decide to engage in a transaction involving Company securities during a Trading Window, you must notify the General Counsel in writing of all material facts and circumstances concerning the trade, including the amount and nature of the proposed trade at least two business days prior to the proposed transaction, and certify in writing that you are not in possession of material nonpublic information concerning the Company. You must not engage in the transaction unless and until the General Counsel provides his approval electronically or in writing. Any determination by the General Counsel to disapprove a proposed trade will require the concurrence of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). The foregoing functions of the General Counsel will be undertaken by the Chief Executive Officer in the case of proposed trades by the General Counsel. Proposed trades by the Chief Executive Officer will require approval by any of (i) the General Counsel, (ii) the Chief Financial Officer or (iii) the chair of the Audit and Nominating and Corporate Governance Committees of the Board of Directors. The existence of these approval procedures does not in any way obligate the General Counsel to approve any transaction. Approval is only for the particular transaction for which clearance is sought and granted and must be completed by the end of the second Trading Day following notification of clearance (or such other time as specified by the General Counsel). If you come into possession of material nonpublic information after the General Counsel provides approval, but before execution of the trade, you must notify the General Counsel and you may not trade until receiving a new approval from the General Counsel. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process by other Company personnel and will advise such persons in writing.
E.    No Trading in Puts, Calls, Engaging in Short Sales, or Short-Term Sales. Trading in “puts” and “calls” (publicly traded options to sell or buy stock), engaging in short sales, and transactions involving purchases and sales within a short period of time are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this Policy, as are short sales of Company securities. In accordance with Section 16(b) of the Exchange Act, officers and directors who purchase and sell or sell and purchase the Company’s securities within a six-month period must disgorge all profits to the Company, whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.
F.    Margin Accounts and Pledging Company Securities. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has nonpublic information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the General Counsel at least ten days in advance of entering into the pledge agreement. The General Counsel shall be promptly notified of any relevant changes in events and/or circumstances that occur after such notice has been given.
G.    Exceptions. The trading restrictions in this Section IV do not apply to certain transactions under Company benefit plans discussed above in Section II.H. The trading restrictions in this Section IV also do not apply to trades pursuant to a pre-arranged trading plan that has been pre-cleared by our General Counsel as discussed in Section II.I.
Specific exceptions to the foregoing limitations on trading may be made when a Designated Person does not possess material nonpublic information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception should be directed to the General Counsel. Additionally, any request for an exception by a director or executive officer shall require the pre-approval of the chair of the Audit and Nominating and Corporate Governance Committee of our Board of Directors.
V.    COMPLIANCE AND POTENTIAL CIVIL, CRIMINAL, AND DISCIPLINARY SANCTIONS
Every director, officer, and employee of the Company has the individual responsibility (i) to personally comply with applicable securities trading laws and this Insider Trading and Information Policy and (ii) to take steps to see that their Related Parties also comply with applicable securities laws and this Insider Trading and Information Policy. These responsibilities apply regardless of whether the Company has imposed specific trading restrictions or prohibitions on that director, officer, employee or Related Party.
Directors, officers, employees and their Related Parties may, from time to time, have to forego a potential or proposed transaction in the Company’s securities (or the securities of another company) as a result of this Policy, including specific trading restrictions or prohibitions imposed on an officer, director or employee (and their Related Parties). This may be the case even if the officer, director or employee (or Related Party) planned to engage in the transaction before learning of nonpublic (or otherwise confidential) information or before the imposition of additional trading restrictions or prohibitions and even though the officer, director or employee (or Related Party) may suffer an economic loss or forego anticipated profit as a result of a trading delay. The Company bears no responsibility or liability for any financial loss or other impact arising from any of the requirements imposed pursuant to or in compliance with this Policy or applicable securities trading laws or rules.
The consequences of violating the securities laws or this Policy can be severe. They include the following:
A.    Civil and criminal penalties. If you violate the insider trading or tipping laws, you may be required to:
•pay civil penalties up to three times the profit made or loss avoided;
•pay a criminal penalty of up to $5 million; and
•serve a lengthy prison term.
In addition, the Company and/or the supervisors of a person who violates these laws may also be subject to civil or criminal penalties if they did not take appropriate steps to prevent illegal trading.
B.    Company Discipline. If you violate this Policy or insider trading or tipping laws, you will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans, fines, suspension (without pay) or termination of employment (or, in the case of directors, suspension (without pay) or termination of directorship) for cause, or some combination of the foregoing. Company personnel shall also be subject to such disciplinary action by the Company for violations by their Related Parties. A violation of our Company policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be more restrictive than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company is not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
C.    Reporting of Violations. Any director, officer, or employee who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other director, officer or employee, must report the violation immediately to the General Counsel. Upon learning of any such violation, the General Counsel will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
All directors, officers, and employees are expected to cooperate in any investigation or other effort by the Company to respond to a report of a suspected compliance violation. The Company will not tolerate any direct or indirect efforts by Company personnel to cover up a compliance violation or otherwise impede an investigation or corrective action, for example, by withholding information, fabricating an inaccurate or misleading version of the facts, creating misleading documents, altering or destroying records or other such deceptive conduct. Any such conduct is itself a violation of this Insider Trading and Information Policy.
D.    Obtaining Guidance. This policy may not cover every situation that may arise, and you may find yourself in a situation where questions or uncertainty exists as to applicability of the securities trading laws or this Policy. If you have questions as to the applicability of or compliance with the securities trading laws or this Policy, you should refrain from taking any questionable action and ask questions first. Questions should be directed to the General Counsel.
You are not expected to have expert knowledge of the securities laws. However, the Company does expect you to be sensitive to the legal issues discussed in this memorandum and application of this Policy to your conduct and to know enough to ask questions before engaging in any questionable conduct. When in doubt, the right thing to do is to seek guidance from the General Counsel before taking any action.
E.    Amendment to Policy. The General Counsel may amend this Policy from time to time as he deems necessary or advisable.

APPLICATION AND APPROVAL FORM FOR TRADING
BY DESIGNATED PERSONS
Name:
Title:
Proposed Trade Date:
Type of Security to be Traded:
Type of Trade (Purchase/Sale):
Amount of Securities to be Traded:
CERTIFICATION
I, (please print name) _________________________________________________, hereby certify that I am not in possession of any “material nonpublic information” concerning SelectQuote, Inc. (the “Company”), as defined in the Company’s “Insider Trading and Information Policy,” dated May 26, 2020. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and will be subject to discipline by the Company up to and including termination for cause.

(Signature)
Date:

GENERAL COUNSEL REVIEW AND DECISION
The undersigned hereby certifies that the General Counsel of the Company has reviewed the foregoing application and (General Counsel to initial one of the following):
         APPROVES the proposed trade(s).
         DISAPPROVES the proposed trade(s).

(Signature)
General Counsel (or Designee)
Date: